						Registration No. 33-

		SECURITIES AND EXCHANGE COMMISSION
			Washington, D.C. 20549
			________________________

				Form S-8
			REGISTRATION STATEMENT
				Under
		   THE SECURITIES ACT OF 1933
		    ________________________

			SPRINT CORPORATION
(Exact name of registrant as specified in its charter)

		Kansas			    48-0457967
(State or other jurisdiction		 (I.R.S. Employer
of incorporation or organization)	Identification No.)

    Post Office Box 11315, Kansas City, Missouri  64112
		(Address of principal executive offices)
			________________________

			  SPRINT CORPORATION
			1990 STOCK OPTION PLAN
			(Full title of the Plan)
			________________________

				DON A. JENSEN
		    Vice President and Secretary
				P.O. Box 11315
		    Kansas City, Missouri  64112
	   (Name and address of agent for service)

Telephone number, including area code, of agent for service:
				(913) 624-3326
			________________________



                       CALCULATION OF REGISTRATION FEE

                                      Proposed      Proposed
                         Amount       maximum       maximum
Title of securities      to be        offering      aggregate
to be registered         registered   price per     offering
                                      share*	    price*


Shares of Common
Stock ($2.50 par value)	 6,558,436	  $58.96875    $386,742,772.80


				 Amount
Title of securities	 of registration
to be registered		 fee


Shares of Common
Stock ($2.50 par value)	 $114,089.12


*Estimated solely for purposes of determining the registration fee in accordance with Rule 457(c) and (h). The average of the high and low prices of the Common Stock on February 11, 1998, as reported in the consolidated reporting system, was $58.96875.

Pursuant to Rule 429 under the Securities Act of 1933, the
Prospectus relating to this Registration Statement meets the requirements for use in connection with the shares of common stock registered under the following Registration Statements on Form S-8:
No. 33-59349 pertaining to the 1990 Stock Option Plan; No. 33-59328 pertaining to the 1990 Stock Option Plan; No. 33-35173 pertaining to the 1990 Stock Option Plan; No. 33-28544 pertaining to the Sprint
Communications Company Stock Option Plan; No. 2-97322 pertaining to the 1985 Stock Option Plan; No. 2-71704 pertaining to the 1981 Stock
Option Plan; and No. 2-62061 pertaining to the 1978 Stock Option Plan.


PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.	Incorporation of Documents by Reference

	The following documents filed by Sprint Corporation ("Sprint") with the Securities and Exchange Commission (File No. 1-4721) are incorporated in this Registration Statement by reference:

	Sprint's Annual Report on Form 10-K for the year ended December 31, 1996; its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and its Current Report on Form 8-K dated June 9, 1997.

	All documents subsequently filed by Sprint pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents. Sprint expressly excludes from such incorporation the Report of the Compensation Committee, the Performance Graph and any Report on Repricing of Options/SARs contained in any proxy statement filed by Sprint pursuant to Section 14 of the Securities Exchange Act of 1934 subsequent to the date of filing of this Registration Statement and prior to the termination of the offering of the securities covered by this Registration Statement.

Item 4.	Description of Securities

	The authorized capital stock of Sprint consists of 1,000,000,000 shares of Common Stock, 500,000,000 shares of Class A Common Stock and 20,000,000 shares of Preferred Stock. The authorized but unissued shares of Preferred Stock are issuable in one or more series, with such designations, preferences and relative, participating, optional or special rights, if any, and the qualifications, limitations or restrictions thereof as may be fixed and determined by resolution of the Board of Directors of Sprint (the "Sprint Board").

	The following are brief summaries of certain provisions with respect to Sprint Common Stock, par value $2.50 per share, contained in Sprint's Articles of Incorporation, as amended. Such statements are qualified in their entirety by reference to such Articles. The term Preferred Stock, as hereinafter used, includes the Preferred Stock-First Series, Convertible (the "First Series"), Preferred Stock-Second Series, Convertible (the "Second Series"), and Preferred Stock-Fifth Series
(the "Fifth Series") and any other series hereinafter established by the Sprint Board and issued by Sprint (including, if issued, the Preferred Stock-Sixth Series, Junior Participating referred to below under "Shareholder Rights"). Sprint Common Stock is listed and traded on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange.

Dividend Rights and Restrictions

	Subject to certain dividend restrictions of indentures and other borrowing agreements and to the preferential rights of the Preferred Stock, holders of Sprint Common Stock are entitled to dividends as declared thereon by the Sprint Board only out of net income or earned surplus. The most restrictive covenants applicable to dividends are contained in a revolving credit agreement. Among other restrictions, the agreement requires Sprint to maintain specified levels of consolidated net worth, as defined. As a result of this requirement, $2.7 billion of Sprint's $3.6 billion consolidated retained earnings was effectively restricted from payment of dividends as of September 30, 1997. Before any dividends on Sprint Common Stock may be paid or declared and set apart for payment, full cumulative dividends on the Preferred Stock must be paid or declared and set apart for payment. If Sprint fails to purchase the Fifth Series shares upon tender by the holders, it is precluded from declaring or paying dividends on its Common Stock until it has deposited the funds necessary for the purchase of such shares. Upon the issuance of other series of Preferred Stock, the Sprint Board may provide for dividend restrictions on Sprint Common Stock as to such series.

	The holders of the Class A Common Stock are entitled to receive dividends in an amount per share equal to the per share amount of any dividend paid on Sprint Common Stock, payable on the same date of payment as the corresponding dividend on the Sprint Common Stock.

Voting Rights

	Except as hereinafter noted, holders of Sprint Common Stock, Class A Common Stock and the First Series, the Second Series and the Fifth Series are entitled at each stockholders' meeting of Sprint, as to each matter to be voted upon, to cast one vote for each share held of record on the books of Sprint.

	The Preferred Stock is entitled to vote as a class with respect to certain matters affecting preferences of the Preferred Stock or creating prior ranking or parity stock. If six quarterly dividends on any series of the Preferred Stock are in arrears, the number of Sprint's directors will be increased by two and the holders of Preferred Stock voting as a class will be entitled to elect two directors until all arrears in dividends have been paid, and in such event Sprint Common Stock and all voting series of the Preferred
Stock would be entitled to elect the remaining directors (other than the directors elected by the holders of the Class A Common Stock, as described below). If no dividends or less than full cumulative dividends on the Fifth Series shall have been paid for each of four consecutive dividend periods, or if arrearages in the payment of dividends on the Fifth Series shall have cumulated in an amount equal to full cumulative dividends on the Fifth Series for six quarterly dividend periods, the holders of the Fifth Series, acting alone, will be entitled to elect the smallest number constituting a majority of Sprint's directors then to be elected until all arrears in such dividends are paid or set aside for payment.

	The holders of Class A Common Stock have certain class voting rights, including the right to elect their own directors to the Sprint Board of Directors and to disapprove certain transactions.

	As a general rule, the holders of Class A Common Stock will be entitled to representation on the Sprint Board equal to the percent of Sprint voting power owned by them, rounded up or down to the nearer whole number of directors. In addition, for as long as it is necessary in order to allow France Telecom ("FT") and Deutsche Telekom
AG ("DT") to receive certain benefits under relevant tax treaties between the United States and France and between the United States and Germany, respectively, the holders of Class A Common Stock are entitled to elect not less than 20% of the members of the Sprint Board at any time when their actual percentage of Sprint voting power is at least 20%.

	As long as any shares of Class A Common Stock are outstanding, the holders of Class A Common Stock are entitled to disapprove any amendment to the Articles or Bylaws of Sprint that would adversely affect their rights, any issuance by Sprint of capital stock or debt with more than one vote per share or otherwise having supervoting powers, or any business combination or merger involving Sprint unless certain of their rights are preserved. In addition, for a period of time holders of Class A Common Stock have certain disapproval rights relating to the sale by Sprint of long distance assets and transactions that would result in certain competitors of FT, DT and Global One owning 10% or more of the outstanding Sprint voting power.

	The Sprint Board (other than the directors elected by the holders of the Class A Common Stock) is divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors (other than the directors elected by the holders of the Class A Common Stock) and serving a staggered three-year term. Only one class is elected each year, and it is elected for a three-year term. The holders of the Class A Common Stock are not entitled to vote in the election of these directors. Sprint stockholders are not entitled to cumulative voting rights in the election of directors.

	Sprint's Articles of Incorporation require that certain business combinations initiated by a holder of at least 10 percent of Sprint's voting stock must be approved by the holders of 80 percent of the outstanding voting stock.

Restriction on Purchase of Equity Securities by Sprint

	Sprint's Articles of Incorporation prohibit Sprint from purchasing its own equity securities from an owner of 5 percent or more of such equity securities (if any of the securities have been held for less than two years) at a premium over market price unless Sprint either (1) obtains the approval of the holders of a majority of the shares of Sprint's outstanding voting stock (excluding the shares held by the 5 percent security holder) or (2) makes a tender or exchange offer to purchase securities of the same class on the same terms to all holders of such equity securities. However, the approval of stockholders other than DT, FT and their affiliates is not required in connection with purchases, redemptions or other acquisitions by Sprint of Sprint capital stock held by DT, FT, certain of their designated subsidiaries or certain other qualified holders of the Class A Common Stock pursuant to the investment agreements entered into with FT and DT and the Articles of Incorporation.

Redemption

	The Articles of Incorporation permit the redemption of shares of Sprint Common Stock and, in certain circumstances, Class A Common Stock held by Aliens if necessary to comply with the foreign ownership limitations set forth in Section 310 of the U.S. Communications Act of 1934, as amended. The provisions permit Sprint Common Stock to be redeemed at a price equal to the fair market value of the shares, except that the redemption price in respect of shares purchased by any Alien after November 21, 1995 and within one year of the redemption date would not (unless otherwise determined by the Sprint Board) exceed the purchase price paid for such shares by such person.

Shareholder Rights

	Each share of Sprint Common Stock and Class A Common Stock issued prior to the occurrence of certain takeover events has a Right attached in accordance with the terms of a Shareholder Rights Plan adopted by Sprint on June 9, 1997. The Rights do not become exercisable and do not separate from the shares of Common Stock and Class A Common Stock until the occurrence of such takeover events.
Each Right, when it becomes exercisable, entitles the holder to purchase a unit consisting of one one-thousandth of a share of Preferred Stock-Sixth Series, Junior Participating at a price of $225 per unit, or to purchase Sprint Common Stock or common stock of the acquiring company having a value equal to two times the exercise price of the Right, depending upon the circumstances. Under certain circumstances, Rights beneficially owned by a person or group of affiliated or associated persons who have acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of Sprint Common Stock and Class A Common Stock become null and void. The Rights may be redeemed by Sprint at a price of one cent per Right and expire on June 25, 2007.

	The Shareholder Rights Plan provides generally that actions of FT, DT and their respective affiliates which would otherwise cause the Rights to detach and become exercisable will not do so unless such actions also violate the Standstill Agreement dated as of July 31, 1995 entered into among Sprint, FT and DT.

Liquidation Rights

	In the event of liquidation, holders of Sprint Common Stock will be entitled to share ratably, together with the holders of any Class
A Common Stock then outstanding, in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Sprint indebtedness, and the aggregate liquidation preference of any Preferred Stock then outstanding.

Preemptive Rights

	No holder of shares of Sprint Common Stock or any other capital stock of Sprint is entitled to preemptive rights or subscription rights, other than pursuant to the Rights referred to under "Shareholder Rights" above. DT and FT have the contractual right to purchase additional shares of Class A Common Stock from Sprint to enable them to maintain their ownership level at 20% of Sprint's voting securities.

Fully Paid

	The outstanding shares of Sprint Common Stock are, and the shares of Sprint Common Stock offered hereby when issued will be, fully paid and nonassessable.

Transfer Agents and Registrars

	The Transfer Agents and Registrars for Sprint Common Stock are UMB Bank, n.a. (Missouri), and ChaseMellon Shareholder Services (New York).

Item 5.	Interests of Named Experts and Counsel

	The validity of the authorized and unissued shares of Sprint Common Stock to be issued under the 1990 Stock Option Plan upon the exercise of stock options was passed upon by Don A. Jensen, Esq., Vice President and Secretary of Sprint.

Item 6.	Indemnification of Directors and Officers

	Consistent with Section 17-6305 of the Kansas Statutes Annotated, Article IV, Section 10 of the Bylaws of Sprint provides that Sprint will indemnify directors and officers of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Sprint. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful.

	Under Section 10, Sprint may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Sprint, or who is or was serving at the request of Sprint as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability arising out of his status as such, whether or not Sprint would have the power to indemnify such persons against such liability. Sprint carries standard directors and officers liability coverage for its directors and officers. Subject to certain limitations and exclusions, the policies reimburse Sprint for liabilities indemnified under Section 10 and indemnify directors and officers of Sprint against additional liabilities not indemnified under Section 10.

	Sprint has entered into indemnification agreements with its directors and officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer or agent of Sprint.


Item 8.	Exhibits

Exhibit
Number	Exhibit

4A.	Article Fifth, Article Sixth, Article Seventh and Article Eighth
	of the Articles of Incorporation of Sprint Corporation (the Articles of Incorporation are filed as Exhibit 3(a) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

4B.	Rights Agreement dated as of June 9, 1997, between Sprint
	Corporation and UMB Bank, n.a. as Rights Agent (filed as
	Exhibit 1 to Sprint Corporation's Registration Statement on Form 8-A dated June 12, 1997 (File No. 1-4721), and incorporated herein by reference).

4C.	Standstill Agreement dated as of July 31, 1995, by and among
	Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit (10)(c) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and incorporated herein by reference).

4D.	Amendments to Certain Agreements and Interpretation, dated
	June 24, 1997, by and among Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

5.	Opinion and consent of Don A. Jensen, Esq.

23-A.	Consent of Ernst & Young LLP.

23-B.	Consent of Don A. Jensen, Esq. is contained in his opinion
	filed as Exhibit 5.

24.	Power of Attorney is contained on page II-9 of this
	Registration Statement.

99.	1990 Stock Option Plan, as amended.

Item 9.	Undertakings.

	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales of
the securities being registered are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section
	10(a)(3) of the Securities Act of 1933, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

		(ii)	To reflect in the prospectus any facts or events
	arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless such information is contained in a periodic report filed by the registrant pursuant to Section 13 or
	Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference; and

		(iii)	To include any material information with respect
	to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

	(2)	That, for the purpose of determining any liability under
the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

	(4)	That, for purposes of determining any liability under the
Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange
Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration
Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

					SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westwood, State of Kansas, on the 18th day of February, 1998.

						SPRINT CORPORATION

						By /s/ A.B. Krause
					         (A. B. Krause, Executive Vice
							President)

					POWER OF ATTORNEY

	We, the undersigned officers and directors of Sprint Corporation, hereby severally constitute W. T. Esrey, A. B. Krause and J.R. Devlin and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sprint Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities and on the date indicated.




Name                  Title                        Date


                        Chairman of the Board       )
		            and Chief Executive Officer )
/s/ W. T. ESREY         (Principal Executive        )
(W. T. Esrey)           Officer)                    )
                                                    )
                        Executive Vice President    )
		            and Chief Financial Officer )
/s/ A. B. KRAUSE        (Principal Financial        ) February 18, 1998
(A. B. Krause)          Officer)                    )
                                                    )
                        Senior Vice President and   )
			      Controller                  )
/s/ J. P. MEYER         (Principal Accounting       )
(J. P. Meyer)           Officer)                    )
                                                    )
/s/ DUBOSE AUSLEY       Director                    )
(DuBose Ausley)						    )
                                			    )
/s/ WARREN L. BATTS     Director                    )
(W. L. Batts)						    )
                                                    )
/s/ MICHEL BON          Director                    )
(Michel Bon)                                        )
                                                    )
/s/ RUTH M. DAVIS       Director                    ) February 18, 1998
(Ruth M. Davis)						    )
                                                    )
/s/ I. O. HOCKADAY, JR. Director                    )
(I. O. Hockaday, Jr.)					    )
                                                    )
			      Director                    )
(H. S. Hook)						    )
                                                    )
/s/ RONALD T. LEMAY     Director                    )
(Ronald T. LeMay)						    )
                                                    )
/s/ LINDA K. LORIMER    Director                    )
(L. K. Lorimer)						    )
                                                    )
/s/ C. E. RICE          Director                    )
(C. E. Rice)						    )
                                                    )
/s/ RON SOMMER          Director                    )
(Ron Sommer)                                        )
                                                    )
/s/ STEWART TURLEY      Director                    )
(Stewart Turley)						    )






					Exhibit Index

Exhibit
Number												Page

4A.	Article Fifth, Article Sixth, Article Seventh and Article Eighth
	of the Articles of Incorporation of Sprint Corporation (the Articles of Incorporation are filed as Exhibit 3(a) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

4B.	Rights Agreement dated as of June 9, 1997, between Sprint
	Corporation and UMB Bank, n.a. as Rights Agent (filed as Exhibit 1 to Sprint Corporation's Registration Statement on Form 8-A dated June 12, 1997 (File No. 1-4721), and incorporated herein by reference).

4C.	Standstill Agreement dated as of July 31, 1995, by and among
	Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit (10)(c) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995 and incorporated herein by reference).

4D.	Amendments to Certain Agreements and Interpretation, dated June
	24, 1997, by and among Sprint Corporation, France Telecom and Deutsche Telekom AG (filed as Exhibit 4(d) to Sprint Corporation's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

5.	Opinion and consent of Don A. Jensen, Esq.

23-A.	Consent of Ernst & Young LLP.

23-B.	Consent of Don A. Jensen, Esq. is contained in his opinion filed
	as Exhibit 5.

24.	Power of Attorney is contained on page II-9 of this Registration
	Statement.

99.	1990 Stock Option Plan, as amended.